Exhibits 5.1 and 23.2

January 21, 2016

Sumitomo Mitsui Financial Group, Inc.

1-2, Marunouchi 1-chome

Chiyoda-ku, Tokyo 100-0005

Japan

SUMITOMO MITSUI FINANCIAL GROUP, INC.

Registration Statement on Form F-3

Ladies and Gentlemen:

In connection with the registration statement (“Registration Statement”) on Form F-3 relating to debt securities (the “Debt Securities”) of Sumitomo Mitsui Financial Group, Inc. (the “Company”), we have acted as Japanese legal counsel to the Company and have been requested to provide our opinion to be filed as an exhibit to the Registration Statement.

For the purposes of this opinion, we have reviewed certified copies of the Articles of Incorporation and the Regulations of the Board of Directors of the Company, and such agreements and other certificates and corporate and other records and documents of the Company and such other matters, documents and records, and considered such questions of law, as we have deemed necessary or appropriate for the purpose of rendering the opinion hereinafter set forth.  In such review, without independent investigation, we have assumed the genuineness of all signatures and seal impressions, the authenticity and completeness of all documents submitted to us as originals, the completeness and conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such documents, the execution of all documents submitted to us as forms in such forms, the sufficiency of the legal capacity of natural person-signatories executing or delivering all agreements and documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have reviewed are accurate and complete.

Having examined the above documents and having regard to the relevant laws of Japan to the extent that they are applicable, and subject to the assumptions and qualifications set out herein, we are of the opinion that:

The Debt Securities, upon due authorization by all necessary corporate action of the Company and the due execution of all necessary agreements by the respective parties, and when payment for the Debt Securities has been duly made in full, and the certificates for the Debt Securities have been duly signed by the Company, duly authenticated and delivered, and other necessary procedures have been completed, each in accordance with and in the manner contemplated in all related agreements, Japanese law and the Articles of Incorporation and the Regulations of the Board of Directors of the Company, and assuming that the Debt Securities will constitute valid and legally binding obligations of the Company enforceable in accordance with their terms under their governing law, to which they are subject and as to which we render no opinion, will constitute valid and legally binding obligations of the Company enforceable in accordance with their terms.

The foregoing opinion is based on the assumptions, qualified by and subject to the limitations, set forth below:

(i)	This opinion letter is strictly limited to the matters stated herein and may not be read as extending by implication to any other matters or documents not specifically referred to herein.

(ii)	We are members of the bar of Japan and our opinion is limited solely to the laws of Japan in force and as interpreted as at the date hereof.

(iii)	We neither express nor imply any view or opinion with regard to the requirements of any state or country other than Japan.

(iv)	We express no opinion as to the availability of specific performance, injunctive relief or any other similar remedy.

(v)	The opinion expressed above is subject to (i) applicable bankruptcy, civil rehabilitation, insolvency, reorganisation, fraudulent conveyance, moratorium or similar laws affecting the rights of creditors generally, (ii) any applicable statutes of limitation, appropriate court procedures, the public order or policy, good morals doctrine, the good faith and fair dealing doctrine and the abuse of rights doctrine.

(vi)	The above opinion does not cover any matters related to tax laws, treaties, regulations or guidelines.

(vii)	Certain terms used in documents referred to in above or in any other document examined in connection with this opinion letter, and certain concepts expressed therein (i) may not have equivalents in the Japanese language or under Japanese legal principles or (ii) may have a different meaning in legal practice under the governing law thereof from those understood by Japanese counsel, including ourselves, based upon the plain-English meaning of such terms or concepts, as the case may be.

(viii)	In the opinion herein, Japanese legal concepts are expressed in English terms and not in their original Japanese terms. The concepts concerned may not be identical to the concept described by the equivalent English terms as they exist under the laws of other jurisdictions. We do not render any opinion as to how judges qualified in a foreign jurisdiction would interpret Japanese legal concepts or expressions, and this opinion may only be relied upon under the express condition that any issues of interpretation or liability arising thereunder will be governed by the law of Japan and be brought before a Japanese court.

(ix)	The opinion expressed above relating to the legality, validity, effectiveness or enforceability of the obligations under any documents governed by any laws other than the laws of Japan shall mean that the laws of Japan will not interfere with the legality, validity, effectiveness or enforceability of the obligations under the relevant governing law other than the laws of Japan.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions “Legal Matters” and “Enforcement of Civil Liabilities” contained in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or by the rules and regulations under it.

Very truly yours,
/s/ NAGASHIMA OHNO & TSUNEMATSU

(FS/MKK/AY)